Exhibit 99.1

[Weinberg & Company, P.A. Letterhead]

April 2, 2007

Notification of Late Filing

DDS Technologies USA, Inc.

Statement of Auditors

We require additional time to issue our opinion of the DDS Technologies USA, Inc. audit for the period ending December 31, 2006. Additional time is required in order to determine proper disclosure and perform related audit procedures with respect to the Company’s stock redemption commitment.

/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants